EXHIBIT 99.1

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: August 12, 2003
310.615.1700
blackey3@csc.com

Mike Dickerson
Sr. Manager, Corp. Communications
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS FIRST QUARTER REVENUE UP 29.1%

          EL SEGUNDO, Calif., August 12 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2004 first quarter, which ended July 4, 2003. Revenue for the fourteen weeks was $3.55 billion, up 29.1%. Net earnings per share (diluted) were 49 cents after the approximately 2 cents per-share impact of an after-tax special charge of $3.9 million ($6.2 million pre-tax) related to the March 7, 2003, acquisition of DynCorp.

          CSC's U.S. federal government revenue was up 87.1%. This increase, attributable to the March 7, 2003, DynCorp acquisition, was the primary driver of the quarter's revenue performance. Revenues of $1.48 billion derived from the U.S. federal government exceeded $1 billion during a quarter for the first time in the company's history and comprised 42% of the total quarterly revenue. CSC's European revenue, benefiting from favorable currency exchange rate movements, also contributed to the quarter's revenue growth.

For the first quarter (ended July 4):

--	Revenues were $3.55 billion, up 29.1% (approximately 23% in constant currency) over last year's comparable quarter, including an impact of approximately 4% from the additional week in this quarter;

--	Net income was $92.3 million after the pre-tax special charge of $6.2 million ($3.9 million after tax);

--	Earnings per share (diluted) were 49 cents;

--	And announced major new business awards were $4.3 billion.

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Computer Sciences Corporation - Page 2	August 12, 2003

          "We are pleased with the first quarter's performance, which was in-line with our expectations," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "The diversity and balance of our service offerings across an array of vertical and geographic markets for information technology services enabled us to deliver this financial performance.

          "The ongoing integration of DynCorp has been proceeding on target. Coupled with our legacy position as a leading IT services provider to the U.S. federal government, the DynCorp acquisition has further solidified our role as a qualified, dependable, competent and experienced choice to support the federal government's efforts to modernize and improve the efficiencies of its agencies and departments.

          "Our current 32-month federal pipeline of opportunities is approximately $38 billion," Honeycutt continued. "Included in this opportunity set is a broad array of efforts within both the Department of Defense and civil agencies to modernize systems and infrastructure, to provide continuing improvements to U.S. homeland security, and to utilize IT and business process outsourcing where applicable.

          "The demand continues to be solid for global commercial IT infrastructure outsourcing. Our efforts and emphasis are directed toward providing creative solutions which enhance the competitiveness and operating efficiencies of our global commercial and government clients. In the current global economic environment marked by significant universal demand for improved productivity, our experience and capabilities are aligned to deliver operational and financial results for clients.

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Computer Sciences Corporation - Page 3	August 12, 2003

          "Our consulting and systems integration activities in North America, while not showing a significant uplift, seem to have stabilized," added Honeycutt. "We experienced a slight revenue increase in the first quarter, both sequentially and year-over-year. However, the demand for similar short-term commercial IT services in Europe and Asia remains soft. Our recent outsourcing wins in Europe have served to offset that softness, and solid European outsourcing opportunities continue to provide encouragement.

          "The $4.3 billion in announced new awards for our first quarter -- with nearly 90% in the commercial sector -- represents the largest quarterly total in a year and a half. Included in the first quarter's total are three contracts with important European clients: The Royal Mail, Marconi and ISS. The last two quarters' new award announcements have been very positive, totaling in excess of $8 billion, with 79% coming from the commercial sector. These recent new business awards and first-quarter performance reinforce our confidence in the remainder of fiscal 2004.

          "We believe the strategic mix of our business between commercial and the U.S. federal IT services market has positioned us to take advantage of the broad range of opportunities that these markets offer," said Honeycutt. "Additionally, this balance increases the percentage of total revenue derived from long-term revenue streams, and improves visibility for our future business.

          "For the fiscal second quarter, ending October 3, 2003, we anticipate revenues will be up approximately 27% to 29%, and earnings per share (diluted) will be in the 58 cents to 60 cents range. For the rest of the year, we are comfortable with the consensus revenue and earnings-per-share estimates. These quarterly and yearly estimates exclude any DynCorp acquisition-related special charge."

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Computer Sciences Corporation - Page 4	August 12, 2003

ACQUISITION-RELATED SPECIAL CHARGE

          The first quarter pre-tax special charge of $6.2 million relates to the DynCorp acquisition and represents the write-off of equipment that is not sufficiently robust to accommodate the larger, integrated business. In coming quarters, CSC expects to recognize additional acquisition-related charges, not exceeding $16 million.

BUSINESS RESULTS

          For the first quarter, CSC's U.S. federal government revenue growth reflected the recent DynCorp acquisition impact. Revenues increased 87.1% to $1.48 billion over the $791.3 million in last year's first quarter. DoD revenues nearly doubled to $904.6 million from last year's $472.5 million, with significant contributions from the former DynCorp operations as well as missile defense and the Army Logistics Modernization and Land Warrior programs. Revenue from CSC's Civil agencies business rose to $575.6 million, up 80.6% from the $318.8 million reported for last year's comparable quarter. This gain is also attributable to the DynCorp acquisition.

          Global commercial revenues were up 5.7% (down approximately 2% in constant currency), to $2.07 billion compared with $1.96 billion a year ago. U.S. commercial revenue was $962.1 million, down 3.4% from last year's $996.1 million. The benefit of new outsourcing engagements such as Motorola, D&B and BT North America was offset by contract expirations and reduced discretionary spending. European revenue was $819.2 million, up 20.7% (approximately 2% in constant currency), and the company continued to benefit from outsourcing contract growth and new accounts such as Bombardier and The Royal Mail. CSC's non-European international revenue was up 2.0% (down approximately 8% in constant currency) to $293.3 million compared to $287.5 million last year.

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Computer Sciences Corporation - Page 5	August 12, 2003

          As announced in the company's press release dated July 24, 2003, a teleconference will be held today at 5:00 p.m. EDT, to discuss the first quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 92,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $12.1 billion for the 12 months ended July 4, 2003. For more information, visit the company's Web site at www.csc.com.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-K for the year ended March 28, 2003. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6	August 12, 2003

Revenues by Market Sector
(unaudited)

	First Quarter Ended
	July 4,	June 28,	% of Total
(In millions)	2003	2002	Fiscal 2004	Fiscal 2003

U.S. commercial	$ 962.1	$ 996.1	27%	36%
Europe	819.2	678.8	23	25
Other international	293.3	287.5	8	10
Global commercial	2,074.6	1,962.4	58	71

Department of Defense	904.6	472.5	26	17
Civil agencies	575.6	318.8	16	12
U.S. federal government	1,480.2	791.3	42	29

	$3,554.8 =========	$2,753.7 =========	100% =========	100% =========

Note:	The table presents revenue by market sector. Revenue by operating segment will be presented in the Company's Quarterly Report on Form 10-Q.

Computer Sciences Corporation - Page 7	August 12, 2003

Consolidated Statements of Income
(unaudited)

	First Quarter Ended
	July 4,	June 28,
(In millions except per-share amounts)	2003	2002*

Revenues*	$3,554.8	$2,753.7

Costs of services*	2,931.7	2,231.7

Selling, general and administrative*	208.7	182.6

Depreciation and amortization*	235.0	195.6

Interest expense	43.1	34.3

Interest income	(3.0)	(1.7)

Special items	6.2

Total costs and expenses	3,421.7	2,642.5

Income before taxes	133.1	111.2

Taxes on income	40.8	32.2

Net income	$ 92.3 =========	$ 79.0 =========

Earnings per share:

Basic	$ 0.49 =========	$ 0.46 =========

Diluted	$ 0.49 =========	$ 0.46 =========

* Figures have been adjusted to conform to CSC's current presentation.

Computer Sciences Corporation - Page 8	August 12, 2003

Summarized Balance Sheet and Additional Information
(unaudited)

	July 4,	March 28,
(In millions)	2003	2002
Assets
Cash and cash equivalents	$ 143.3	$ 299.6
Receivables	3,515.7	3,320.2
Other current assets	562.7	468.3
Total current assets	4,221.7	4,088.1

Property and equipment, net	2,160.2	1,987.6
Outsourcing contract costs, net	932.5	923.5
Software, net	361.8	355.6
Excess of cost of businesses acquired over related net assets, net	2,571.2	2,507.3
Other assets	625.2	571.1
Total assets	$10,872.6 ==========	$10,433.2 ==========

Short-term debt and current maturities of long-term debt	252.7	274.8
Accounts payable and accrued expenses	2,178.7	2,272.0
Deferred revenue	276.6	222.6
Income taxes payable	256.8	217.8
Total current liabilities	2,964.8	2,987.2

Long-term debt, net	2,399.6	2,204.9
Other long-term liabilities	664.0	634.7

Stockholders' equity	4,844.2	4,606.4

Total liabilities and stockholders' equity	$10,872.6 ==========	$10,433.2 ==========

Debt as a percentage of total capitalization	35.4%	35.0%

Computer Sciences Corporation - Page 9	August 12, 2003

The following tables reconcile Earnings Before Special Items, Interest, Taxes, and Depreciation and Amortization, Earnings Before Interest and Taxes (EBIT), and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. CSC Management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's continuing profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBIT / EBITDA (unaudited)	First Quarter
	2004	2003
Earnings Before Special Items, Interest, Taxes, and Depreciation and Amortization	$ 414.4	$ 339.4
Special Items	6.2
Earnings Before Interest, Taxes, and Depreciation and Amortization	408.2	339.4
Depreciation and Amortization	235.0	195.6
EBIT	173.2	143.8
Interest, net	40.1	32.6
Income Before Taxes	133.1	111.2
Income Taxes	40.8	32.2
Net Income	$ 92.3 =========	$ 79.0 =========

Net Income as a percent of revenue	2.6%	2.9%

Free Cash Flow (unaudited)	First Quarter
	2004	2003
Free Cash Flow	$(338.7)	$(239.8)
Cash flows used in investing activities	359.0	195.4
Acquisition, net of cash acquired		(7.5)
Dispositions		73.6
Cash flows provided by operating activities	$ 20.3 =========	$ 21.7 =========